EXHIBIT 99.1

Terra Tech Corp. Closes Acquisition of Blüm Oakland, a Retail Medical Cannabis Dispensary

NEWPORT BEACH, Ca. – March 31, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated, cannabis-focused agriculture company, today announced that it has closed the acquisition of Black Oak Gallery, DBA: Blüm Oakland, an established, retail medical cannabis dispensary in Oakland, CA.

Blüm Oakland, which holds over 42,000 registered patients, has been operating since November 2012 and services close to 1,000 patients each day. The acquisition includes Blüm's fully integrated supply chain, which consists of a sophisticated onsite cultivation facility and its portfolio of proprietary strains, as well as its high-volume retail storefront. Trailing 12-month non-GAAP revenue for Blüm Oakland is over $14 million, which tracks the revenue reported by Blüm Oakland in its associated sales tax and cannabis tax reporting and payments.

Derek Peterson, CEO of Terra Tech, stated: "We are delighted to close our previously announced acquisition of Blüm Oakland. Integrating Blüm into Terra Tech enables us to touch every stage in the medical cannabis industry, including retail, which marks a significant milestone for the Company. Blüm will feature Terra Tech's IVXX brand of hand-selected flowers in its portfolio. These are tested and held to the highest standards, ensuring they are free of all toxic pesticides, harmful molds, and chemical residues. Bringing together these two strong businesses will improve our ability to deliver consistency of quality and superior value to our patients, as well as to grow Terra Tech's reputation as a leader in the medical cannabis industry."

"Based in Oakland, Blüm is strategically positioned to capitalize on the medical cannabis market in California, which is expected to significantly expand with the implementation of the Cannabis Regulation and Safety Act in 2016. At Terra Tech, we have a vision to transform, through both innovation and brand development, the way we utilize plants to enhance the well-being of our bodies in an eco-friendly manner. Today's announcement is a continuation of that vision and I am confident this acquisition will enable Terra Tech to achieve rapid growth for the benefit of its stockholders," concluded Mr. Peterson.

Salwa Ibrahim, Executive Director of Blüm, commented, "Derek and I share the same goal of leveraging the advantages we have as early participants in a newly-established market to rapidly capture additional market share. We have made great progress in recent years establishing Blüm as a reputable medical cannabis dispensary in California and believe that joining forces with Terra Tech will significantly expand our resources and enhance our competitiveness in the market."

The newly acquired business is profitable and is expected to provide further synergies for Terra Tech with additional customer and revenue opportunities anticipated from this acquisition. As a result of this acquisition, Terra Tech expects to generate approximately $9 million of incremental revenue in 2016, starting in April, with total Terra Techrevenues of $20 - $22 million currently estimated for the full year 2016.

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About Terra Tech

Terra Tech Corp. (TRTC), through its wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies. The company integrates best-of-breed hydroponic equipment with proprietary software and hardware to provide sustainable solutions for indoor agriculture enterprises and home practitioners. Our complete product line is available at specialty retailers throughout the United States, and via our website. TRTC, through its wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as Shoprite, Walmart, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. The Company's MediFarm LLC subsidiaries are focused on medical cannabis businesses throughout Nevada. IVXX LLC is a wholly-owned subsidiary that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to : (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak") into the Company's operations, (ii) the product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, and, if and when the merger of Black Oak closes, the business of Black Oak if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. . Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

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